PRIMARY DISTRIBUTION AGREEMENT

     This Primary Distribution Agreement (hereinafter called "Agreement") is made as of this 17th day of February, 1995, between Fresh'n Lite, Inc., a Texas corporation having its principal offices located at 2804 Judson Road, Longview, Texas, (hereinafter called "Fresh'n Lite") and Consolidated Companies, Inc., a Louisiana corporation having its principal offices located at 2450 Severn Avenue, Suite 514, Metairie, Louisiana 70009, (hereinafter called "Conco").

     WHEREAS, Conco distributes products, including produce, disposables, paper products, small wares, chemicals and janitorial supplies;

     WHEREAS, Conco has invested $200,000 into Fresh'n Lite, Inc., for the purchase of Common Stock of Fresh'n Lite, Inc. (the "Common Stock"), as of the date hereof (hereinafter called "Investment Date"); and

     WHEREAS, in consideration of this investment the parties desire to enter into this Agreement where Conco will be appointed supplier for ninety percent (90%) of the products purchased by Fresh'n Lite that are products distributed by Conco;

     NOW, THEREFORE, for and in consideration of the mutual promises hereinafter made by the parties, Fresh'n Lite and Conco hereby agree as follows:

            1.      Definitions.

                     (a) "Product" or "Products" shall mean the typical products which fit the Fresh'n Lite menu items and are handled by Conco as a broadline food service company, including food products, produce, disposables, paper products, small wares, chemicals and janitorial supplies.

                     (b) "Requirements" shall mean ninety percent (90%) of Fresh'n Lite's requirements of the Products.

            2. Sale of Requirements/Term. Conco shall sell to Fresh'n Lite and Fresh'n Lite shall purchase from Conco the Requirements of the Products for a period ending on the earlier of (i) five (~) years from the Investment Date or (ii) when Conco shall sell or otherwise dispose of any of the Common Stock. The parties agree that Fresh'n Lite's obligation to purchase its Requirements shall apply only to the Products.

                    Subject  to  the  following   limitation,   Fresh'n   Lite's
                    obligation to purchase its Requirements from Conco shall apply to all Fresh'n Lite locations to which Conco is able to distribute the Products within the delivery period requirements of Fresh'n Lite for its current restaurant locations. These current restaurant locations are described in more detail in Exhibit 1, attached hereto

PRIMARY DISTRIBUTION AGREEMENT        47


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                    and  by  this  reference  made a part  hereof.  The  parties acknowledge that the terms of this Agreement are not binding on any franchise locations that Fresh'n Lite does not have the power to bind under applicable franchising or other laws. However, Fresh'n Lite agrees to use its best efforts to promote the Products to these franchise locations in order to encourage the franchisee to purchase the Products.

                    Conco agrees to use its best efforts within its current capabilities to ship all orders made by Fresh'n Lite within the delivery period requirements of Fresh'n Lite as described above.

            3. Price and Terms. The prices to be paid by Fresh'n Lite for the Products shall be the best and most competitive prices offered by Conco to any of its customers for the Products at the time that an order is placed by Fresh'n Lite. For Products delivered to the new locations of Fresh'n Lite restaurants established after the date hereof the terms will be "weekly" as such term is currently being utilized by Conco, and for Products delivered to the current restaurants of Fresh'n Lite, the terms will be "thirty-days" as such term is currently being utilized by Conco.

            4. Indemnity. Conco agrees to indemnify Fresh'n Lite of and from any and all costs, expenses, damages, suits or claims relating to or arising out of or in any way related to the use of the Products by Fresh'n Lite or by any of its customers that might reasonably expect to be affected by a defect in the Products.

                    Conco agrees to indemnify, defend and hold harmless Fresh'n Lite from any loss, claim, suit or liability arising out of or as a result of any breach or violation by Conco of any of the warranties, covenants or other provisions of this Agreement. Fresh'n Lite agrees to indemnify, defend and hold harmless Conco of and from any loss, claims, suit or liability arising out of or as a result of the breach or violations by Fresh'n Lite of any of the warranties, covenants or provisions of this Agreement. The provisions of this Section shall survive the term of this Agreement and continue in effect thereafter.

            5. Notice. Any notices required to be given under this Agreement shall be deemed to have been given when in writing and (1) actually hand-delivered to the other party, at the address below, or (2) deposited in the United States mail, postage prepaid, certified mail, return receipt requested and addressed:

                    to Fresh'n Lite at: Fresh'n Lite, Inc.
                                        2804 Judson Road
                                        Longview, Texas 75605
                                        Attention: Mr. Stanley L. Swanson


  PRIMARY DISTRIBUTION AGREEMENT      48


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                                        cc: Mr. Curtis A. Swanson
                                        Fresh'n Lite, Inc.
                                        2804 Judson Road
                                        Longview, Texas 75601

                      to Conco at:      Consolidated Companies, Inc.
                                        2450 Severn Avenue, Suite 514
                                        Metairie, Louisiana 70009
                                        Attention: Mr. Victor Jerry Kurzweg, III

                                        cc: Mr. Joseph Salpietra
                                        Consolidated Companies, Inc.
                                        524 West 61st Street
                                        Shreveport, Louisiana 71106

            6. Waiver. The failure of either party at any time to require performance by the other party of any provisions hereof shall in no way affect the right to require such performance at any time thereafter. Waiver by either party of a breach of any provision hereof shall not constitute a waiver of any other breach of the same or any other such provision nor constitute a waiver of the provision itself.

            7. Relationship of Parties. This Agreement does not constitute Conco the agent or legal representative of Fresh'n Lite for any purpose whatsoever. Conco is not granted any express or implied authority to assume or create any obligation or responsibility on behalf of Fresh'n Lite or to bind Fresh'n Lite in any manner whatsoever. This Agreement does not constitute Fresh'n Lite the agent or legal representative of Conco for any purpose whatsoever. Fresh'n Lite is not granted any express or implied authority to assume or create any obligation or responsibility on behalf of Conco or to bind Conco in any manner whatsoever. Neither Fresh'n Lite nor Conco are the employee, agent, partner or joint venture of the other and neither Fresh'n Lite nor Conco shall hold itself out to the public as such.

            8. Construction. This instrument is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of its terms. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, the course of performance rendered under this or any prior agreement shaj1 not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, under standings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement may

  PRIMARY DISTRIBUTION AGREEMENT      49

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                    be modified only by an instrument  signed by both parties or their duly authorized  agents.  In the event of any conflict
                    between  this  Agreement  and  any  purchase   order,   this
                    Agreement shall control.

            9. Assignment. Neither party may assign any of its rights or duties under this Agreement without the prior written consent of the other party hereto and any attempted assignment without such written consent shall be null and void and without legal effect.

            10. Warranties of Conco. Conco hereby represents and warrants to Fresh'n Lite that:

                    (a) Conco is a corporation duly organized, validly existing and in good standing with the laws of the State of Louisiana; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted, both in the State of Louisiana and in the State of Texas;

                    (b) Neither the execution, deliver nor performance of this Agreement by Conco will conflict with any provision of Conco's Articles of Incorporation or Bylaws or any franchise, mortgage, deed of trust, license, lease, agreement, understanding, law, rule or regulation or any order, judgment or decree tO which Conco is a party or by which it may be bound or affected. Conco has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Conco has approved the form, term and provisions of this Agreement and the transactions contemplated hereby and all other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes the valid and binding obligation of Conco;

                    (c) Conco has the capacity and expertise to supply Product to Fresh'n Lite in quantities sufficient to meet the Requirements of Fresh'n Lite.

            11. Warranties of Fresh'n Lite. Fresh'n Lite hereby represents and warrants to Conco that:

                    (a) Fresh'n Lite is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; it has all requisite corporate power and authority and is entitled to carry on with its business as now being conducted;

                    (b) Neither the execution, delivery nor performance of this Agreement by Fresh'n Lite will conflict with any provision of Fresh'n Lite's Articles

  PRIMARY DISTRIBUTION AGREEMENT    50




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                         of Incorporation or Bylaws or any franchise,  mortgage,
                         deed   of    trust,    license,    lease,    agreement,
                         understanding, law, rude or regulation or any order, judgment or decree to which Fresh'n Lite is a party or by which it may be bound or affected. Fresh'n Lite has the full power and authority to enter into this
                         Agreement   and   to   carry   out   the   transactions
                         contemplated hereby. The Board of Directors of Fresh'n Lite has approved the form, term and provisions of this Agreement and the transactions contemplated hereby and all other proceedings required to be taken by it to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes the valid and binding obligation of Fresh'n Lite.

                    All of the foregoing representations and warranties shall survive the termination of this Agreement.

            12. Benefit. This Agreement sha11 be binding upon and inure to the benefit of Conco, Fresh'n Lite, and their respective successors and assigns; provided that this Agreement may not be assigned by either party without the prior written consent of the other party.

            13. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS AND ASPECTS BY THE LAWS OF THE STATE OF TEXAS AND THE PARTIES HEREBY AGREE THAT ANY LEGAL ACTION CONCERNING THIS AGREEMENT SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN GREGG COUNTY, TEXAS.

          EXECUTED TO BE EFFECTIVE as of the day and year first written above.

                                FRESH'N LITE, INC.

                             By:  /s/ Stanley L. Swanson
                                  -------------------------------------
                                  Stanley L. Swanson, its President

                                CONSOLIDATED COMPANIES, NC.

                             By:  /s/ Victor Jerry Kurzweg III
                                  --------------------------------------
                                  Victor Jerry Kurzweg, III its
                                  Chief Executive Officer



  PRIMARY DISTRIBUTION AGREEMENT      51


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                                    EXHIBIT 1
                                    ---------



          Current Restaurant Locations of Fresh'n Lite:

                2804 Judson Road
                Longview, Texas 75601

                1122 North Street
                Nacogdoches, Texas 75961

                3520 Summerhill Road
                Texarkana, Texas 75502